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The following article has been posted on the intranet and website of Willamette
Industries, Inc.:


Timber Tinderbox

By John M. Grund
for The Tribune

If Weyerhaeuser Co. succeeds in its bid to buy Willamette Industries Inc., it may be a long time before Portland has a chance to fret about losing another Fortune 500 company.

That's because Willamette is the city's last big corporate headquarters company. U.S. Bank, Portland General Electric and Fred Meyer all have merged with larger, out-of-town rivals and Georgia-Pacific's presence is a distant memory. Beaverton's Nike Inc. is the state's only other first-rank corporation.

City officials and citizens alike have worried about how a hostile takeover by Federal Way, Wash.-based Weyerhaeuser might reduce the level of corporate giving and deplete the army of accountants, engineers, lumber traders and other business services that support the $4.7 billion in sales Willamette generated last year.

Some even speculate that the loss could strip Portland of the ability to attract big headquarters in the future. But fewer have talked about whether the acquisition would work as a business proposition or examined the potential effects on Oregon forests and mills.

It is there, however, that the proposed acquisition could have the greatest long-term effects.

Fuel for a forest fire

When Steven Rogel, Weyerhaeuser's chief executive officer, announced the $48-per-share bid for Willamette in November, he was uncommonly generous with praise for Willamette's employees and culture, reserving his few stingers for the Willamette board of directors, which had turned the offer down flat.

He complimented Willamette for its entrepreneurial tradition, its well-earned reputation for efficiency and its energy and innovation. He is even reputed to have said that he'd like to inject some of that culture into Weyerhaeuser to "Willamette-ize" his own company.

That could have been good manners talking, but there is reason to believe Rogel was sincere. After all, he worked at Willamette for 25 years, rising to become its president and chief executive, before jumping ship to take over the larger Weyerhaeuser in 1997.

Weyerhaeuser and Willamette both are old-line timber and paper companies, both are based in the Northwest, and both have names that Wall Street finds impossible to pronounce.

But combining them could be asking for a heaping dose of cultural conflict, said Nessa Loewenthal, a Portland-based expert on cross-cultural communication who has researched both companies.

"They may both be in the lumbering industry, but they think differently," she said. "They have two different mind-sets, backgrounds and sets of values. I think it's going to be a difficult merger."

Cathy Dunn, Willamette's head of corporate communications, said: "We're really a bottom-up company, and (Weyerhaeuser) is a very heavy, top-down company. Our employees view them as being a very bureaucratic organization."

Willamette has a decentralized, entrepreneurial culture in which individual plants call their shots and are responsible for their results, while most significant Weyerhaeuser decisions are made at headquarters.

Weyerhaeuser spokesman Bruce Amundson downplayed any potential cultural conflict.

"I doubt Steve ever said he planned to 'Willamette-ize' Weyerhaeuser," he said. "From the beginning, he's said he thinks there's a lot in common between the two cultures. We all believe both cultures can fit together very well."

Loewenthal said that executives, used to communicating in numbers, almost always underestimate the potential effects of cultural conflicts.

"We don't really know what our values are until we come in contact with someone whose values are different -- and then there's conflict," Loewenthal said.

Assets to be milked

Of course, even if a Weyerhaeuser takeover angers Willamette's work force and overwhelms its culture, it will still have Willamette's trees and mills to work with.

The disconnect between Rogel's kind words for Willamette and his actions -- including leaving to take the top job at Weyerhaeuser, which some at Willamette still view as a betrayal -- leads some at the Portland company to think the bid is all about Willamette's hard assets, the forests and the mills.

"A hostile takeover attempt is not the high road to winning over people," Willamette CEO Duane McDougall said.

Like many other Northwest timber companies, Willamette had depended on federal timber sales to fuel its mills prior to 1996. As the government closed off forests, Willamette struggled to keep its work force busy.

Then, in the largest private-forest purchase ever, it bought extensive timberlands managed by Cavenham Forest Industries. At the time, it said the forests would ensure a never-ending supply of logs for its business.

The expensive purchase boosted Willamette's debt to about 50 percent of its total capitalization, but Willamette, as fiscally conservative as ever, devoted much of its profits to paying down the debt as rapidly as possible, and the debt-to-capital ratio was back down to 41 percent by the end of last year.

Ironically, that may have made Willamette a more attractive target for a takeover. By paying down debt, Willamette lowered the bar for any potential acquirer and had less cash available for shareholders, which may have caused its stock price to languish.

Willamette also has been plowing back cash into improving its mills. In the most recent year, Willamette spent $500 million on capital improvements but wrote off only $340 million in depreciation and other charges.

"There's a kind of mantra going around the industry that your capital spending should be less than your depletion and depreciation," McDougall noted. Willamette disagrees with the formula, he said, and ties its capital spending to business opportunities.

Of course, less capital spending for the future means more profits for shareholders now. At a March conference to persuade Wall Street analysts to back the acquisition, Rogel promised that the combined operations would have capital spending $100 million less than depreciation and other charges in the first year. Unfortunately, that means Oregon may be stuck with increasingly out-of-date mills.

Weyerhaeuser's Amundson defended the promise, saying the company plans to keep mills up-to-date, and will avoid overspending that has saddled the industry with too much capacity and kept prices low.

The chairman of Willamette's board, William Swindells, says that promise makes it seem that Weyerhaeuser plans to reduce supply by buying competitors, which "borders on illegal collusion."

Green vs. gold

Another similar issue: Willamette claims to manage its Northwest forests for a 55- to 60-year life cycle, while Weyerhaeuser can only claim 40 to 50 years for its Western timberlands. Willamette has been quick to point out the implications of the difference: Weyerhaeuser may step up harvesting if it gains control of Willamette's forests, causing environmental damage and trading the state's long-term future for quick profits.

Weyerhaeuser's Amundson responded, "You can't infer anything." The difference in forest life cycle depends on a lot of local factors, and Weyerhaeuser keeps to sound forest practices, he said.

The back-and-forth takeover battle has in recent months come down to a proxy fight: Willamette's shareholders must choose by the June 7 annual meeting whether to install three new board members proposed by Weyerhaeuser -- thus backing the takeover -- or vote for three candidates proposed by the current Willamette management -- thus opposing the takeover.

Willamette has staggered terms for its board, electing only one-third of the group each year. The goal is to make any takeover bid more difficult. So even if Weyerhaeuser succeeds in this round, it may not be able to finish the job until the spring of 2002.

Willamette chose to print the proxy ballot for its position on a green card and stuck Weyerhaeuser with a gold card, perhaps as a subliminal way of underscoring the essence of the conflict.

Early on, Wall Street observers interpreted Willamette's rejection of Weyerhaeuser's bid as a classic bargaining ploy; they figured Willamette management would eventually play along after driving up the price a few dollars per share.

Since then, however, the conflict seems to have shifted. In February, Weyerhaeuser announced that it had received 51 percent of the proxy votes, enough to accomplish its aims, but later it had to revise the figure to 29 percent as shareholders withdrew their votes. Shareholders are free to seesaw on the issue up until the June 7 meeting.

Also, about 50 Willamette employees organized by the JustSayNoWey Committee showed up for a pre-work rally April 16 to voice their opposition to the takeover by displaying picket signs that read "100% Willamette -- No Weyerhaeuser Added."

Photo caption:
Demonstrators protest Weherhaeuser Co.'s hostile takeover attempt of Willamette Industries Inc. recently at Terry Schrunk Plaza.

[Text Inlay]

                                  Sources Say
                                  -----------

The Tribune asked key participants in the Weyerhauser-Willamette Industries takeover story to summarize for readers their views of the proposed transaction:

DUANE C. MCDOUGALL, president and CEO - Willamette Industries Inc.:
"Our board of directors has helped make Willamette Industries the premier forest products company it is and have positioned us to return greater value to shareholders than Weyerhauser's hostile tender offer can provide. That's why we are encouraging shareholders to vote for our slate of experienced directors rather than the Weyerhauser slate."

STEVEN R. ROGEL, president, CEO and chairman - Weyerhauser Co.:
"We're confident the transaction will provide compelling benefits to Willamette shareholders, Oregon and the entire region. Based in the Northwest, the combined company would be a global leader committed to safety, community involvement, and operating to the highest ethical and environmental standards."

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This article was written by John Grund and was published in The Portland Tribune on May 1, 2001. The author has consented to the posting of this article on the Company's Website.

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